Raytheon Aircraft Company Offering
Electronic Dimmable Window Shades for King Airs

WICHITA, Kan. (Feb. 9, 2007) - Raytheon Aircraft Company (RAC) is now offering electronic dimmable window shade systems for all models of its Beechcraft(r) King Air aircraft, of which there are more than 6,200 in operation. These innovative window shades, which permit passengers and flight crew to instantly control the darkness of cabin windows by dynamically varying the tint, are being supplied by InspecTech Aero Service, Inc. (IAS). A supplemental type certificate (STC) was issued on January 16, 2007. This is the first time that an aircraft manufacturer has been able to offer this generation of electronic variable-light-transmission window shades.

"We had been evaluating dimmable window shade technology for the past couple of years", said Randy Groom, president, Global Customer Service and Support. He added:
"The fast switching speed, wide range of light transmission, longevity, superior performance and lighter weight are features we were looking for to enhance our product line. This product is in line with our business strategy to provide world-class service, increase customer satisfaction with their aircraft and flying experience, as well as reducing customers' operating costs and aircraft downtime. To that end, we are offering a 5-year warranty on these electronic window shades, one of the best warranties in the business."

The design of the electronic window shade system safely and efficiently provides cabin window shades that are dynamically dimmable to maximize passenger comfort and protect cabin interiors. This is made possible by a special patented SPD (suspended particle device) light-control film developed and licensed by Research Frontiers Inc. (Nasdaq: REFR).

By using a switch located on each window, the passenger can control how dark or light an individual window becomes without the need for pull-down, polarized, or electro-mechanical shades. In addition to the aesthetic benefits which include infinitely adjustable light control, noise reduction, and pleasing appearance, passengers are also protected from sunlight, glare, and harmful ultraviolet radiation.
The window shades also can also be centrally controlled by the flight crew and they protect cabin interiors from excessive solar heat as well as sun bleaching when electrical power is turned off.

The electronic window shading system, with its five-year warranty, has a longer life than ordinary shades, and because there are no moving parts, it is more reliable and has lower maintenance requirements than existing pull-down, polarized or electro-mechanical window shades.

RAC previewed these new electronic window shades at the National Business Aviation Association's (NBAA) Annual
Meeting & Convention in Orlando, Fla. in October 2006.
Due to the excellent customer response to this new product, RAC is extending the promotional pricing to its customers through April 20, 2007. Customers may order the electronic window system directly from Raytheon Aircraft Company's website, through
RAPID (888-724-4344), or by contacting any of Raytheon Aircraft Company's authorized service centers around the world.

Raytheon Aircraft Company and InspecTech are currently working on electronic window shade certification for other RAC aircraft including the Beechjet, Premier and the Hawker line. The certifications for these additional aircraft are expected to occur in 2007.

Raytheon Aircraft Company designs, manufactures, markets and supports Hawker and Beechcraft aircraft for the world's commercial and military markets.

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Beechcraft King Air History

Beech Aircraft Corporation announced the King Air on August 14, 1963. Today, well over 6,200 King Airs have been built and they are flown in 105 countries around the world. Every service in the U.S. military flies King Airs for a variety of uses such as executive transport, electronic surveillance, air ambulance and a host of other missions. The entire fleet since 1964 has amassed an estimated 10 billion miles - the equivalent of 143 round trips to Mars.
No other business aircraft comes close.